Exhibit 7

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (“First Amendment”) is effective as of the 19th day of March, 2008 (the “Effective Date”) by and among Prospect Medical Holdings, Inc., a Delaware corporation (“PMH”), Alta Hospitals System, LLC, a California limited liability company (“Alta”) and Samuel S. Lee, an individual (“Executive”) with reference to the following:

a.             Alta, as Employer, and Executive previously entered into an Executive Employment Agreement effective as of August 8, 2007 providing for the employment of Executive as Chief Executive Officer of Alta (the “Employment Agreement”).

b.             Alta is a wholly owned subsidiary of PMH.

c.             On March 19, 2008 PMH’s Board of Directors appointed Executive as Chief Executive Officer of PMH.

d.             Executive has agreed to serve as Chief Executive Officer of PMH and to continue to serve as Chief Executive Officer of Alta under the terms of the Employment Agreement.

e.             By this First Amendment, PMH and Executive desire to memorialize Executive’s appointment as Chief Executive Officer of PMH, and memorialize Alta’s consent and agreement to such appointment.

Capitalized terms used herein but not defined shall have the meaning given to them in the Employment Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, PMH, Alta and Executive agree to and hereby amend the Employment Agreement in the following respects.

1.             Duties.  Section 2 of the Employment Agreement is hereby amended to add the following at the end of Section 2:

“Executive shall also serve as the Chief Executive Officer of PMH.”

2.             Necessary Services.  Sections 3a and b shall be amended as follows:

(a) Performance of Duties.  Section 3a shall be deleted in its entirety and replaced with the following:

“Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be assigned to him hereunder.  In the case of Executive’s duties as Chief Executive Officer of Employer, Executive’s duties shall be of a kind that are typically assigned to, and reasonably commensurate with, the position of Chief Executive Officer of a subsidiary or affiliate company.  In the case of Executive’s duties as Chief Executive Officer of PMH, Executive shall perform those duties as may be assigned to him which shall be of a kind that are typically assigned to, and reasonably commensurate with, the position of Chief Executive Officer of a parent company.  Executive acknowledges that the Board of Directors of PMH shall assign his duties as Chief Executive Officer of PMH and, in the case of Executive’s position as Chief Executive Officer of Employer, the Board of Directors of PMH and/or the Board of Managers of Employer, shall assign such tasks to Executive which are commensurate with such position.”

(b) Faithful and Diligent Performance.  Section 3b shall be deleted in its entirety and replaced with the following:

“During the Term, Executive agrees to devote such time, energy, skill and efforts to the performance of his duties hereunder as are necessary to allow Executive to faithfully and diligently further the business and interests of the Alta Entities and PMH; provided, however, that Executive’s obligations hereunder shall not preclude Executive from (i) working or involving himself in any other business venture so long as it does not materially detract from Executive’s ability to provide services to the Alta Entities and PMH and any directorships or committee positions he is then serving under the terms of this Agreement (including not conflicting with the provisions of Subsection (c) below)); or (ii) engaging in additional activities in connection with personal investments and/or community affairs that are not inconsistent with his duties hereunder, including serving on boards of directors of non-competing businesses or entities.  Executive currently resides and may at his discretion continue to reside in Los Angeles County, California (the “County”).  Neither Employer nor PMH shall relocate Executive to another location outside of the County without his prior written consent.”

3.             General Provisions.  Section 10(c) shall be amended by adding the following:

“To Employer:	Alta Hospitals System, LLC
c/o Prospect Medical Holdings, Inc.
1920 E. 17th Street, Suite 200
Santa Ana, CA 92705
Attn: Chief Executive Officer

To PMH:	Prospect Medical Holdings, Inc.
1920 E. 17th Street, Suite 200
Santa Ana, CA 92705
Attn: Mike Heather, Chief Financial Officer”

4.             Employment Agreement Continued.  Except as modified by this First Amendment, the Employment Agreement is ratified and shall continue in all respects.

IN WITNESS WHEREOF, PMH, Executive and Alta have executed this First Amendment as of the date set forth above.

“PMH”		“EXECUTIVE”

PROSPECT MEDICAL HOLDINGS, INC.

By:	/s/ Jacob Y. Terner, M.D.	/s/ Samuel S. Lee
	Jacob Y. Terner, M.D.	Samuel S. Lee
Chairman of the Board

“ALTA”

ALTA HOSPITALS SYSTEM, LLC

By:	/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.
Co-Manager